Exhibit 99

Increases Cash Dividend for the 58th Consecutive Year

Farmers & Merchants Bancorp (OTCQX: FMCB) (the “Company” or “FMCB”), the parent company of Farmers & Merchants Bank of Central California (the “Bank” or “F&M Bank”), the Board of Directors declared a mid-year cash dividend of $8.30 per share, an increase of 5.7% over the $7.85 per share paid in July of 2022. The cash dividend is payable on July 1, 2023, to shareholders of record on June 9, 2023.

Kent A. Steinwert, Chairman, President and CEO noted, “The Board is pleased with the Company’s record first quarter 2023 and record full-year 2022 financial results and unanimously approved the cash dividend. This year marks the 88th consecutive year that Farmers & Merchants Bancorp has paid cash dividends and the 58th consecutive year we have increased dividends. As a result of the reliability of our cash dividends over many decades, we remain a member of a select group of only 49 publicly traded companies designated as “Dividend Kings” by Sure Dividend where Farmers & Merchants Bancorp is ranked 14th.”

For the quarter ended March 31, 2023, Farmers & Merchants Bancorp reported net income of $23.5 million, or $30.80 per diluted common share, compared with $17.1 million earned in the first quarter of 2022.  Earnings per share over the trailing 12 months total $105.65, up 24.97% compared with $84.54 per share for the same trailing period a year ago. Annualized return on average assets for the first quarter of 2023 was 1.80% and return on average equity was 18.93%. Total assets at quarter-end were $5.1 billion. The Company’s credit quality remained strong with only $387,000 of non-performing loans and leases as of March 31, 2023.  At quarter-end, the Company’s allowance for credit losses was $68.6 million, or 1.99% of total loans and leases. The Company’s tier 1 leverage capital ratio was 9.94% at March 31, 2023, and the total risk-based capital ratio was 13.68%.  The Company’s operating subsidiary, Farmers & Merchants Bank of Central California exceeded all regulatory requirements to be classified as “well capitalized”. For further details on our first quarter results please see our press release dated April 19, 2023.

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About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.   Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 32 convenient locations. F&M Bank is financially strong, with over $5.1 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms.

F&M Bank is the 12th largest bank lender to agriculture in the United States, and the largest community bank lender to agriculture west of the Rocky Mountains. F&M Bank operates in the mid-Central Valley of California including, Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their 2022 CRA evaluation.

F&M Bank was named the “Best Community Bank in California” by Newsweek magazine, in October 2021. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state.  This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 100 years ago.

Farmers & Merchants Bancorp has paid dividends for 88 consecutive years and has increased dividends for 58 consecutive years. As a result, Farmers & Merchants Bancorp is member of a select group of only 49 publicly traded companies referred to as “Dividend Kings”, and is ranked 14th in that group. Additionally, the Bank has maintained a 5-Star rating from BauerFinancial for 31 consecutive years, longer than any other commercial bank in the State of California.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance.    Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding loan and deposit production (including any growth representations), balance sheet management, levels of net interest margin, the ability to control costs and expenses, the competitive environment, financial and regulatory policies of the United States government, the COVID-19 pandemic, water management issues in California and general economic conditions, inflation, recessions, natural disasters, economic uncertainty in the United States, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting the Company's operations, pricing, products and services. These and other important factors are detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by law.